FOR IMMEDIATE RELEASE	Contact: Kent A. McKee
Memphis, TN— September 7, 2011	(901) 753-3208

MUELLER INDUSTRIES, INC. ANNOUNCEMENT
REGARDING WYNNE, ARKANSAS PLANT

Mueller Industries, Inc. (NYSE: MLI) announced that one of its manufacturing plants located in Wynne, Arkansas, was damaged by fire Tuesday evening.  All employees were safely evacuated without injury.  The extent of the damage is presently being assessed.  The fire was contained to one of three buildings on the site.  The damage was limited to the (i) production of PVC plastic fittings for DWV applications, (ii) fabrication of line sets for air conditioning applications, and (iii) the casting operations for copper tube.

The Company has implemented plans to reallocate production to other Mueller facilities as well as securing third party sourcing arrangements.  Along with existing inventories, the Company expects to provide ongoing and reliable supply to its customers.  Our distribution center is operating normally.

Approximately 465 persons are employed at the site of which approximately 170 have been notified of indefinite lay-off.  The duration of the lay-off will be determined in due course.

The safety of the employees was protected as a result of the swift implementation of building evacuation protocols and the rapid response by emergency personnel in Wynne and the surrounding area.

The losses, both property damage and business interruption, are expected to be covered by existing insurance policies and programs.  Therefore, the Company believes that the impact of the fire on the Company’s financial results should be immaterial.

Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products.  Mueller’s operations are located throughout the United States and in Canada, Mexico, Great Britain, and China.  Mueller’s business is importantly linked to:  (1) the construction of new homes; (2) the improvement and reconditioning of existing homes and structures; and (3) the commercial construction market that includes office buildings, factories, hotels, hospitals, etc.

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Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties.  These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company’s SEC filings.  The words “outlook,” “estimate,” “project,” “intend,” “expect,” “believe,” “target,” and similar expressions are intended to identify forward-looking statements.  The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report.  The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.